Exhibit 10.3

March 4, 2005

David Iwanicki

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Dear Dave:

On behalf of Protein Design Labs, Inc., I am pleased to extend you an offer for the position of Vice President, Sales & Sales Operations, reporting to Mark McDade, Chief Executive Officer. Your appointment as an officer of PDL is subject to approval by PDL’s Board of Directors. This offer is contingent on the completion of the acquisition, which we currently expect to occur in March. Your hire date will be the day following the close of the acquisition.

The monthly salary for this position is $19,800.00 ($237,600.00/annually). We offer our employees an attractive benefits package, including a comprehensive medical policy and dental plan, as well as life insurance coverage.

You will also receive options to purchase 105,000 shares of Protein Design Labs Common Stock under a PDL stock option plan. This offer is subject to the approval of the Board of Directors and your execution of our standard Stock Option Agreement. The options will vest over four years, with one-fourth of the options vesting after one year of employment and the remainder vesting in equal monthly increments over the remaining three years. The exercise price will be equal to the fair market value of the stock at the close of the market on the date you join PDL.

PDL is prepared to offer you a hiring bonus of $30,000.00. The Bonus Amount shall be payable and included with your first paycheck from PDL. If you voluntarily resign your position or your employment is terminated for cause prior to your one year anniversary with PDL, the entire $30,000.00 will be immediately due and payable to PDL.

On your one year anniversary with PDL, you will also receive a retention bonus in the amount of $125,000. On your second anniversary, you will receive a retention bonus in the amount of $65,000. You will also be eligible for a 2005 and 2006 year-end sales bonus based on the following criteria:

2005: $50,000 if 95% attainment of annual sales target is attained.

2006: $25,000 if 95% attainment of annual sales target is attained.

In addition to the retention bonuses and sales bonuses, you are also eligible to participate in PDL’s 2005 performance bonus program, which is paid in the first quarter of 2006.

Please note that all bonus payments are subject to applicable state and federal tax withholding at the time of the payout.

For purposes of federal immigration law, you will be required to provide PDL documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire.

As a Protein Design Labs employee, you are free to resign at any time, just as Protein Design Labs is free to terminate your employment at any time, with or without cause. There will be no express or implied agreements to the contrary.

To indicate your acceptance of our offer, please sign and date one copy of this letter in the space provided below and return it to Susan Allen, in the enclosed envelope by the date indicated below. This letter, along with an agreement relating to proprietary rights between you and PDL, sets forth the terms of your employment with PDL and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by PDL and by you.

We are very excited at the prospect of your joining Protein Design Labs as a key contributor. This offer will remain open until March 11, 2005, at which time it will expire if not previously accepted.

Sincerely,

/s/ Mark McDade	/s/ Dave Iwanicki
Mark McDade	Dave Iwanicki
CEO
March 9, 2005
Date